EXHIBIT 99

             GE RESPONDS TO INQUIRIES ABOUT DEBT FUNDING STRATEGY

FAIRFIELD, CONN. - March 21, 2002 - In response to media and investor inquiries, General Electric Senior Vice President and Chief Financial Officer Keith Sherin today set forth the Company's approach to managing GE Capital's long-term bond offerings and debt portfolio.

     o GE's and GE Capital's longstanding triple-A ratings have provided an attractive investment source for short- and long-term debt investors around the world. GE is committed to maintaining its triple-A ratings and to continuing its deep and broad access to global capital markets.

     o GE Capital grew its assets by more than $50 billion during 2001. Because much of that growth came during the fourth quarter, GE Capital entered 2002 with a high proportion of commercial paper in its debt structure.

     o GE and GE Capital will continue to fund a portion of their operations with commercial paper. GE and GE Capital have the highest short-term ratings (A1+/P1). As a commercial paper issuer, GE Capital is in the process of increasing its backup bank lines from $33.5 to $50 billion appropriate to current market conditions.

     o GE Capital's target range for commercial paper as a percentage of outstanding debt is 25 to 35 percent by the end of 2002. GE Capital began the year with $117 billion of commercial paper and currently has $103 billion of commercial paper - approximately 42 percent of total debt.

     o In the first quarter of 2002, GE Capital has issued $25 billion of long-term debt largely in the U.S. market. GE Capital anticipates issuing a comparable amount in the second quarter of 2002 using both U.S. and international markets as demand warrants.

     o With the $11 billion bond issuance of March 13, GE Capital exhausted its existing debt shelf registration; consequently, on March 20, GE Capital filed a $50 billion shelf registration. The shelf registration is not an offering. It gives GE Capital the capacity and flexibility to issue additional long-term debt as $31 billion of existing long-term debt matures through the rest of the year and as market conditions and growth warrant.

     o GE will continue to manage its debt portfolio in a strategic and orderly way over the course of the year. GE has all the financial resources necessary to achieve the growth objectives it has laid out for investors.

     o Sherin said all of the above actions have been factored into GE's earnings plans for 2002 and 2003 and the Company remains committed to its earnings targets of $1.65-$1.67 before accounting charges, with upside if there is economic recovery.

GE (NYSE:GE) is a diversified technology, services and manufacturing company with a commitment to achieving customer success. GE operates in more than 100 countries and employs approximately 310,000 people worldwide. For more information, visit the company's Web site at http://www.ge.com.

                                     # # #

Caution  Concerning  Forward-Looking  Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in GE's filings with the Securities and Exchange Commission.